Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb	Jennifer Milan / Stephanie Rich
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS THIRD QUARTER 2011 RESULTS
ANNOUNCES APPROVAL OF A $10 MILLION STOCK REPURCHASE PROGRAM
East Rutherford, N.J. — November 9, 2011 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended September 30, 2011 (“Q3 2011”) and announced the authorization by its Board of Directors of a share repurchase program.
Summary Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
(in millions, except per share data)	2011	2010	Change	2011	2010	Change
Net sales	$69.5	$71.1	(2.3)%	$189.6	$200.5	(5.4)%
Net (loss) income	($0.1)	$4.0	—	($4.3)	$11.9	—
Net (loss) income per diluted share	($0.00)	$0.18	—	($0.20)	$0.54	—
Adjusted net income*	$2.1	$4.3	(51.5)%	$5.8	$12.1	(52.4)%
Adjusted net income per diluted share*	$0.10	$0.20	(50.0)%	$0.26	$0.55	(52.7)%

*
“Adjusted net income” and “adjusted net income per diluted share” for each of Q3 2011, the three month period ended September 30, 2010 (“Q3 2010”) and each of the nine month periods ended September 30, 2011 (the “2011 YTD Period”) and September 30, 2010 (the “2010 YTD Period”), respectively, are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Raphael Benaroya, Executive Chairman and acting CEO, commented, “Our third quarter results follow similarly unsatisfactory results of the prior two quarters. We have initiated decisive actions designed to improve our performance, with a particular focus on fixing the core business. Specifically, we are: refocusing design, packaging and pricing of our core products; addressing selling practices; and making inventory management a top priority. We also intend to implement SKU rationalization efforts. We believe that Kid Brands has greater earnings potential than the last several quarters have demonstrated.”

Third Quarter 2011 Results
Net sales for Q3 2011 decreased 2.3% to $69.5 million from $71.1 million for Q3 2010. This decrease was primarily the result of lower sales at both LaJobi (down 12.4%) and Sassy (down 3.3%), partially offset by growth at Kids Line (up 10.1%, largely as a result of lower markdown allowances and increased sales). Net sales at CoCaLo were flat for Q3 2011 as compared to Q3 2010.
Gross profit was $18.6 million, or 26.7% of net sales, for Q3 2011, as compared to $20.6 million, or 29.0% of net sales, for Q3 2010. The decline in gross profit was primarily the result of higher product costs at Kids Line and LaJobi, additional inventory reserves related to certain underperforming product lines at Kids Line ($0.2 million), additional warehouse expense as a result of higher inventory levels ($0.2 million) and, on an absolute basis, lower net sales, partially offset by lower markdown allowances ($2.3 million).
Selling, general and administrative expense totaled $16.3 million, or 23.5% of net sales, for Q3 2011, as compared to $13.7 million, or 19.3% of net sales, for Q3 2010. SG&A expense increased primarily as a result of $1.4 million of professional fees related to U.S. Customs compliance, related internal investigations at LaJobi, Kids Line and CoCaLo and related shareholder litigations (collectively, “Customs Investigation Costs”), transition costs related to the resignation of the Company’s former CEO ($0.8 million, including a non-cash charge of $0.4 million related to certain equity vesting acceleration) (“CEO Transition Costs”), trade show costs that were incurred in the third quarter of fiscal 2011 compared to the fourth quarter of the prior year ($0.7 million) and, on a percentage basis, a lower sales base.
Other expense was $2.1 million for Q3 2011 as compared to $0.8 million for Q3 2010. This increase of approximately $1.3 million was primarily due to a $1.0 million non-cash write-off of deferred financing costs originally incurred in connection with the Company’s previous credit facility (the “Financing Write-Off”), a $0.2 million foreign exchange loss in Q3 2011 compared to a $0.1 million foreign exchange gain during Q3 2010, and an additional $0.1 million of interest recorded in Q3 2011 associated with anticipated customs duty payment requirements at LaJobi, Kids Line and CoCaLo, all of which were offset by a reduction ($0.1 million) in interest expense due to lower borrowings and lower borrowing costs in Q3 2011 compared to Q3 2010.
Net loss for Q3 2011 was $80,000, or ($0.00) per diluted share, compared to net income of $4.0 million, or $0.18 per diluted share, for Q3 2010.
Non-GAAP adjusted net income for Q3 2011 was $2.1 million, or $0.10 per diluted share, as compared to non-GAAP adjusted net income of $4.3 million, or $0.20 per diluted share, for Q3 2010.
Non-GAAP adjusted net income for Q3 2011 reflects adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “Q3 2011 Charges”): (i) the income tax provision; (ii) $1.4 million in Customs Investigation Costs; (iii) $0.8 million of CEO Transition Costs; (iv) the $1.0 million Financing Write-Off; and (v) $0.1 million of anticipated customs duty interest. Non-GAAP adjusted net income for Q3 2010 reflects adjustments to net income, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “Q3 2010 Charges”): (i) the income tax provision; (ii) $0.7 million related to the discontinuance of the Company’s sleep positioner product line (“Sleep Positioner Costs”); and (iii) severance costs of approximately $0.3 million in connection with the departure of the former President of CoCaLo (“CoCaLo Severance”).

2011 YTD Period
Net sales for the 2011 YTD Period decreased 5.4% to $189.6 million from $200.5 million for the 2010 YTD Period. This decrease was primarily the result of lower sales at LaJobi (down 15.7%), partially offset by growth at each of CoCaLo (up 8.2%), Sassy (up 3.3%) and Kids Line (up 0.5%).
Net loss for the 2011 YTD Period was $4.3 million, or ($0.20) per diluted share, compared to net income of $11.9 million, or $0.54 per diluted share, for the 2010 YTD period.
Non-GAAP adjusted net income for the 2011 YTD Period was $5.8 million, or $0.26 per diluted share, as compared to non-GAAP adjusted net income of $12.1 million, or $0.55 per diluted share, for the 2010 YTD Period.
Non-GAAP adjusted net income for the 2011 YTD period reflects adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “2011 YTD Charges”): (i) the income tax provision; (ii) $4.5 million of Customs Investigation Costs; (iii) $2.5 million in anticipated customs duties at LaJobi, Kids Line and CoCaLo; (iv) $0.4 million in anticipated customs duty interest; (v) $0.7 million in crib remediation costs at LaJobi; (vi) $0.1 million in fees for a March 2011 amendment to the Company’s previous credit facility; (vii) a $1.1 million accrual with respect to obligations under a lease transferred to the buyer of the Company’s former gift business (the “TRC Lease Accrual”); (viii) $2.0 million of income resulting from the reduction of the valuation reserve recorded in June 2009 against the note receivable pertaining to the sale of the Company’s former gift business; (ix) $0.8 million of CEO Transition Costs; and (x) the $1.0 million Financing Write-Off. Non-GAAP adjusted net income for the 2010 YTD period reflects adjustments to net income, as reported, to exclude the effect of the income tax provision, $0.7 million of Sleep Positioner Costs and $0.3 million of CoCaLo Severance, and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “2010 YTD Charges”).
2011 Outlook
Based on current business trends, the Company currently estimates that non-GAAP adjusted net income per diluted share for the full year 2011 will be approximately $0.40. This outlook assumes an effective tax rate of 39%.
The above outlook is contingent upon: the currently anticipated sales and performance of core product lines and several new product launches during the final, critical months of 2011; management’s assumptions about the macroeconomic environment; specific retailer inventory policies; and the actual shipment timing of key new and replenishment product programs.

Share Repurchase Program
Kid Brands also announced that on November 8, 2011, its Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock, and in connection therewith, terminated the repurchase program authorized by the Board in March of 1990. This new repurchase program may be suspended or discontinued at any time without prior notice.
The Company intends to finance the repurchase program with available cash and/or proceeds under its refinanced revolving credit facility, which, in addition to limits on revolver availability and a stricter consolidated leverage ratio for this purpose (0.25x less than the maximum then permitted), limits the aggregate amount that can be expended on share repurchases and dividends to $5.0 million until the LaJobi focused assessment has been concluded and all related duty amounts have been paid. The purchases may be made from time to time in the open market or through privately negotiated transactions at management’s discretion, depending on market conditions and other factors, in accordance with securities laws and regulations. The Company currently has approximately 21.66 million shares of common stock outstanding.
Mr. Benaroya commented, “We believe that we will have the financial resources available to fund this stock repurchase program responsibly over time, while continuing to fund our operating requirements. We will continue to evaluate the most prudent uses of capital as we seek to build shareholder value over the long term.”
“Looking to the remainder of 2011 and beyond, we are committed to improving sales and margins by addressing the core business in a comprehensive manner. We are demanding greater accountability across all levels of the organization, and intend to improve the Company’s performance despite external challenges and margin pressure. With its strong and diverse portfolio of brands and solid cash flow position, we continue to believe the future is promising for Kid Brands,” concluded Mr. Benaroya.
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, November 9, 2011, may be accessed by dialing 877-675-4750, or 719-325-4792, access code: 6499442. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://www.media-server.com/m/p/3ib4o6qe, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through November 16, 2011, by dialing 877-870-5176, or 858-384-5517, access code: 6499442.
Non-GAAP Information
In this release, certain financial measures for each of Q3 2011, Q3 2010, the 2011 YTD Period and the 2010 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “adjusted net income” and “adjusted net income per diluted share” for each of such periods are non-GAAP financial measures.

Adjusted net income is defined as the reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income. Adjusted net income and adjusted net income per diluted share for Q3 2011 exclude the Q3 2011 Charges, and adjusted net income and adjusted net income per diluted share for the 2011 YTD Period exclude the 2011 YTD Charges. Adjusted net income and adjusted net income per diluted share for Q3 2010 exclude the Q3 2010 Charges, and adjusted net income and adjusted net income per diluted share for the 2010 YTD Period exclude the 2010 YTD Charges. In addition, adjusted net income per diluted share for Q3 2011 and the 2011 YTD Period also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for each of Q3 2011 and the 2011 YTD Period, however, such shares were included.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.
Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$69,475	$71,128	$189,603	$200,523

Cost of sales	50,914	50,490	140,438	140,511

Gross profit	18,561	20,638	49,165	60,012

Selling, general and administrative expenses	16,305	13,710	46,463	38,533

TRC valuation reserve	—	—	(2,000)	—

Operating income	2,256	6,928	4,702	21,479

Other (expense) income:
Interest expense, including amortization and write-off of deferred financing costs	(1,914)	(887)	(4,210)	(2,951)
Other, net	(176)	108	(73)	380

	(2,090)	(779)	(4,283)	(2,571)

Income from operations before income tax provision	166	6,149	419	18,908

Income tax provision	246	2,189	4,674	7,004

Net (loss) income	$(80)	$3,960	$(4,255)	$11,904

Basic (loss) earnings per share:	$(0.00)	$0.18	$(0.20)	$0.55

Diluted (loss) earnings per share:	$(0.00)	$0.18	$(0.20)	$0.54

Weighted average shares:
Basic	21,653,000	21,546,000	21,646,000	21,545,000

Diluted	21,653,000	21,999,000	21,646,000	21,951,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$1,811	$1,075

Accounts receivable, net	49,187	55,270

Inventories, net	47,420	48,564

Other current assets	10,237	10,522

Long-term assets	119,979	127,065

Total assets	$228,634	$242,496

Short-term debt	$—	$32,121

Other current liabilities	36,273	40,101

Long-term liabilities	66,783	42,292

Total liabilities	103,056	114,514

Shareholders’ equity	125,578	127,982

Total liabilities and shareholders’ equity	$228,634	$242,496

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
To arrive at Adjusted net income and Adjusted net income per diluted share (1):

Net (loss) income, as reported	$(80)	$3,960	$(4,255)	$11,904

Less: tax provision	246	2,189	4,674	7,004

Income (from operations before income taxes)	166	6,149	419	18,908

Add: Customs Investigation Costs (included in SG&A)	1,379	—	4,497	—

Add: Customs duty/interest accruals
(portion included in cost of sales)	—	—	2,489	—
(portion included in interest expense)	86	—	387	—

Add: Crib Compliance Costs	—	—	677	—

Add: March 2011 Bank Amendment (included in interest expense)	—	—	131	—

Add: TRC Lease Accrual	—	—	1,051	—

Less: TRC valuation reserve adjustment (included in TRC Valuation Reserve)	—	—	(2,000)	—

Add: CEO Transition Costs	805	—	805	—

Add: Financing Write-Off	1,007	—	1,007	—

Add: Sleep Positioner Costs	—	667	—	667

Add: Severance Costs	—	286	—	286

Less: Tax impact of above items (using assumed 39% effective rate)	(1,343)	(2,770)	(3,691)	(7,746)

Adjusted net income	$2,100	$4,332	$5,772	$12,115

Adjusted net income per diluted share	$0.10	$0.20	$0.26	$0.55

Weighted-average diluted shares outstanding, as reported	21,653,000	21,999,000	21,646,000	21,951,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,782,000	21,999,000	21,786,000	21,951,000

(1)
For Q3 2011 and the 2011 YTD Period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for Q3 2011 and the 2011 YTD Period, however, such shares were included.